                           SCHEDULE 14A INFORMATION

          Proxy Statement Pursuant to Section 14(a) of the Securities
                    Exchange Act of 1934 (Amendment No.  )

Filed by the Registrant [X]

Filed by a Party other than the Registrant [_]

Check the appropriate box:

[_]  Preliminary Proxy Statement         [_]  CONFIDENTIAL, FOR USE OF THE
                                              COMMISSION ONLY (AS PERMITTED BY
                                              RULE 14A-6(E)(2))

[X]  Definitive Proxy Statement

[_]  Definitive Additional Materials

[_]  Soliciting Material Pursuant to Section 240.14a-11(c) or Section 240.14a-12

                               MAF Bancorp, Inc.
--------------------------------------------------------------------------------
               (Name of Registrant as Specified In Its Charter)


--------------------------------------------------------------------------------
   (Name of Person(s) Filing Proxy Statement, if other than the Registrant)


Payment of Filing Fee (Check the appropriate box):

[X]  No fee required

[_]  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.


     (1) Title of each class of securities to which transaction applies:

     -------------------------------------------------------------------------


     (2) Aggregate number of securities to which transaction applies:

     -------------------------------------------------------------------------


     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

     -------------------------------------------------------------------------


     (4) Proposed maximum aggregate value of transaction:

     -------------------------------------------------------------------------


     (5) Total fee paid:

     -------------------------------------------------------------------------

[_]  Fee paid previously with preliminary materials.

[_]  Check box if any part of the fee is offset as provided by Exchange
     Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1) Amount Previously Paid:

     -------------------------------------------------------------------------


     (2) Form, Schedule or Registration Statement No.:

     -------------------------------------------------------------------------


     (3) Filing Party:

     -------------------------------------------------------------------------


     (4) Date Filed:

     -------------------------------------------------------------------------

Notes:

                               MAF Bancorp, Inc.

                          55th Street & Holmes Avenue
                     Clarendon Hills, Illinois 60514-1596
                                (630) 325-7300



                                                  March 24, 1999



Dear Shareholder:

  You are cordially invited to attend the Annual Meeting of Shareholders (the "Meeting") of MAF Bancorp, Inc. ("MAF Bancorp" or the "Company") which will be held on Wednesday, April 28, 1999 at Marie's Ashton Place, 341 W. 75th Street, Willowbrook, Illinois 60514, at 10:00 a.m.

  The attached Notice of the Annual Meeting and Proxy Statement describe the formal business to be transacted at the Meeting. Directors and officers of MAF Bancorp as well as a representative of KPMG LLP will be present at the Meeting to respond to any questions from our shareholders regarding the business to be transacted.

  The Board of Directors of MAF Bancorp has determined that the specific proposals to be considered at the Meeting are in the best interests of the Company and its shareholders. For the reasons set forth in the Proxy Statement, the Board unanimously recommends a vote "FOR" each of these matters.

  YOUR VOTE IS IMPORTANT. Please sign and return the enclosed proxy card promptly in the postage-paid envelope. Your cooperation is appreciated since a majority of the common stock must be represented, either in person or by proxy, to constitute a quorum for the conduct of business.

  On behalf of the Board of Directors and all the employees of the Company and Mid America Bank, I wish to thank you for your continued support.


                                            Sincerely yours,


                                            /s/ Allen Koranda
                                            Allen H. Koranda
                                            Chairman of the Board and
                                            Chief Executive Officer

                               MAF Bancorp, Inc.


                          55th Street & Holmes Avenue
                     Clarendon Hills, Illinois 60514-1596
                                (630) 325-7300


                   NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
                         To Be Held On April 28, 1999

  NOTICE IS HEREBY GIVEN that the Annual Meeting of Shareholders (the "Meeting") of MAF Bancorp, Inc. ("MAF Bancorp" or the "Company") will be held at Marie's Ashton Place, 341 W. 75th Street, Willowbrook, Illinois 60514 on Wednesday, April 28, 1999 at 10:00 a.m.

  The Meeting is for the purpose of considering and voting upon the following matters:

     1. The election of four directors for terms of office of three years each, or until their successors are elected and qualified;

     2. The approval of an amendment to the Company's Certificate of Incorporation increasing the number of authorized shares of common stock from 40,000,000 to 80,000,000 shares;

     3. The ratification of the appointment of KPMG LLP as independent auditors of MAF Bancorp, Inc. for the year ending December 31, 1999; and

     4. Such other matters as may properly come before the Meeting or any adjournments thereof, including whether or not to adjourn the Meeting.

     The Board of Directors has fixed March 10, 1999 as the record date for the determination of shareholders entitled to notice of and to vote at the Meeting and at any adjournments thereof. Only record holders of the common stock of the Company as of the close of business on such record date will be entitled to vote at the Meeting or any adjournments thereof. In the event there are not sufficient shares represented for a quorum or to approve any one or more of the foregoing proposals at the time of the Meeting, the Meeting may be adjourned in order to permit further solicitation of proxies by the Company. A list of shareholders entitled to vote at the Meeting will be available at the Company's offices located at Mid America Bank, 55th Street & Holmes Avenue, Clarendon Hills, Illinois 60514-1596, for a period of ten days prior to the Meeting and will also be available at the Meeting.

  EACH SHAREHOLDER, WHETHER HE OR SHE PLANS TO ATTEND THE MEETING, IS REQUESTED TO SIGN, DATE AND RETURN THE ENCLOSED PROXY CARD WITHOUT DELAY IN THE ENCLOSED POSTAGE-PAID ENVELOPE. ANY PROXY GIVEN BY THE SHAREHOLDER MAY BE REVOKED AT ANY TIME BEFORE IT IS EXERCISED. A PROXY MAY BE REVOKED BY FILING WITH THE CORPORATE SECRETARY OF THE COMPANY A WRITTEN REVOCATION OR A DULY EXECUTED PROXY BEARING A LATER DATE. ANY SHAREHOLDER PRESENT AT THE MEETING MAY REVOKE HIS OR HER PROXY AND VOTE PERSONALLY ON EACH MATTER BROUGHT BEFORE THE MEETING. HOWEVER IF YOU ARE A SHAREHOLDER WHOSE SHARES ARE NOT REGISTERED IN YOUR OWN NAME, YOU WILL NEED ADDITIONAL DOCUMENTATION FROM YOUR RECORD HOLDER TO VOTE PERSONALLY AT THE MEETING.


                                         By Order of the Board of Directors


                                         /s/ Carolyn Pihera
                                         Carolyn Pihera
                                         Corporate Secretary
Clarendon Hills, Illinois
March 24, 1999

                               MAF Bancorp, Inc.


                          55th Street & Holmes Avenue
                     Clarendon Hills, Illinois  60514-1596


                                PROXY STATEMENT

                        ANNUAL MEETING OF SHAREHOLDERS

                                April 28, 1999


Solicitation and Voting of Proxies

  This Proxy Statement is being furnished to shareholders of MAF Bancorp, Inc. ("MAF Bancorp" or the "Company") in connection with the solicitation by the Board of Directors of proxies to be used at the Annual Meeting of Shareholders (the "Meeting") to be held at Marie's Ashton Place, 341 W. 75th Street, Willowbrook, Illinois 60514 on Wednesday, April 28, 1999 at 10:00 a.m., and at any adjournments thereof. The 1998 Annual Report to Shareholders and Form 10-K, including the consolidated financial statements for the year ended December 31, 1998, accompanies this Proxy Statement, which is first being mailed to shareholders on or about March 24, 1999.

  Regardless of the number of shares of common stock owned, it is important that shareholders be represented by proxy or present in person at the Meeting. Shareholders are requested to vote by completing the enclosed proxy card and returning it signed and dated in the enclosed postage-paid envelope. Shareholders are urged to indicate their vote in the spaces provided on the proxy card. Proxies solicited by the Board of Directors of MAF Bancorp will be voted in accordance with the directions given therein. Where no instructions are indicated, proxies will be voted FOR the election of the Board of Directors' nominees and FOR the approval or ratification of the other specific proposals presented in this Proxy Statement.

  The Board of Directors knows of no additional matters that will be presented for consideration at the Meeting. Execution of a proxy, however, confers on the designated proxyholders discretionary authority to vote the shares in accordance with their best judgment on such other business, if any, that may properly come before the Meeting or any adjournments thereof, including whether or not to adjourn the Meeting, but not including shareholder proposals if any are made in accordance with the procedures provided in the Company's bylaws.

  A proxy may be revoked at any time prior to its exercise by the filing of a written notice of revocation with the Secretary of the Company, by delivering to the Company a duly executed proxy bearing a later date, or by attending the Meeting and voting in person. However, if you are a shareholder whose shares are not registered in your own name, you will need additional documentation from your record holder to vote personally at the Meeting.

  The cost of solicitation of proxies in the form enclosed herewith will be borne by the Company. In addition to the solicitation of proxies by mail, Kissel-Blake, Inc., a proxy solicitation firm, will assist the Company in soliciting proxies for the Meeting and will be paid a fee of $4,500, plus out-of-pocket expenses. Proxies may also be solicited personally or by telephone or telegraph by directors, officers and regular employees of the Company and Mid America Bank, fsb (the "Bank"), without additional compensation therefor. MAF Bancorp will also request persons, firms and corporations holding shares in their names, or in the name of their nominees, which are beneficially owned by others, to send proxy material to, and obtain proxies from, such beneficial owners, and will reimburse such holders for their reasonable expenses in doing so.

Voting Securities

  The securities which may be voted at the Meeting consist of shares of common stock of MAF Bancorp (the "Common Stock"), with each share entitling its owner to one vote on all matters to be voted on at the Meeting except as described below. There is no cumulative voting for the election of directors. The close of business on March 10, 1999, has been fixed by the Board of Directors as the record date ("Record Date") for the determination of shareholders entitled to notice of and to vote at the Meeting and any adjournments thereof. The total number of shares of Common Stock outstanding on the Record Date was 24,281,651 shares.

  As provided in the Company's Certificate of Incorporation, record holders of Common Stock who beneficially own in excess of 10% of the outstanding shares of Common Stock (the "Limit") are not entitled to any vote in respect of the shares held in excess of the Limit. A person or entity is deemed to beneficially own shares owned by an affiliate of, as well as by persons acting in concert with, such person or entity. The Company's Certificate of Incorporation authorizes the Board of Directors (i) to make all determinations necessary to implement and apply the Limit, including determining whether persons or entities are acting in concert, and (ii) to demand that any person who is reasonably believed to beneficially own stock in excess of the Limit supply information to the Company to enable the Board of Directors to implement and apply the Limit.

  The presence, in person or by proxy, of at least a majority of the total number of shares of Common Stock entitled to vote (after subtracting from shares outstanding any shares held in excess of the Limit pursuant to the provisions of Article Fourth of the Company's Certificate of Incorporation) is necessary to constitute a quorum at the Meeting. Broker non-votes, if any, will be counted for purposes of determining the presence of a quorum. In the event there are not sufficient shares represented for a quorum or to approve any proposal at the time of the Meeting, the Meeting may be adjourned in order to permit the further solicitation of proxies.

  As to the election of directors, the proxy card being provided by the Board of Directors enables a shareholder of record to vote "FOR" the election of the nominees proposed by the Board, or to "WITHHOLD" authority to vote "FOR" one or more of the nominees being proposed. Directors are elected by a plurality of votes cast, without regard to either (i) broker non-votes, or (ii) proxies as to which authority to vote for one or more of the nominees being proposed is withheld.

  As to the amendment to the Company's Certificate of Incorporation to increase the number of authorized shares of Common Stock (the "Amendment"), being proposed for shareholder action in Proposal 2, the proxy card being provided by the Board of Directors enables a shareholder to check the appropriate box on the proxy card to: (i) vote "FOR" the Amendment; (ii) vote "AGAINST" the Amendment; or (iii) "ABSTAIN" from voting on the Amendment. Under Delaware law and the

Company's Certificate of Incorporation, the Amendment to the Certificate of Incorporation must be approved by a majority of the outstanding shares of Common
Stock entitled to vote thereon.   Accordingly, proxies marked "ABSTAIN" as to
that matter and broker non-votes, if applicable, will have the same effect as votes cast "AGAINST" the Amendment.

  As to the ratification of KPMG LLP as independent auditors of the Company set forth in Proposal 3, and all other matters that may properly come before the Meeting, under the Company's bylaws, unless otherwise required by law, such matters must be approved by a majority of the votes cast, including proxies marked "ABSTAIN" as to that matter. Shares underlying broker non-votes will not be counted as shares voting on these matters.

  Proxies solicited hereby will be returned to the proxy solicitor or the Company's transfer agent, and will be tabulated by inspectors of election designated by the Board, who will not be employed by, or act as a director of, the Company or any of its affiliates.

Security Ownership of Certain Beneficial Owners

  As of the Record Date, management was not aware of any persons who are beneficial owners of more than 5% of the outstanding shares of Common Stock, as disclosed by such persons and in certain reports regarding such ownership filed by such persons with the Company and with the Securities and Exchange Commission, in accordance with Sections 13(d) and 13(g) of the Securities Exchange Act of 1934, as amended (the "Exchange Act").

Interest of Certain Persons in Matters to be Acted Upon

  With the exception of Allen Koranda and David Burba, no person being nominated as a director under Proposal 1, "Election of Directors," is being proposed for election pursuant to any agreement or understanding between any person and MAF Bancorp. Pursuant to an employment agreement dated April 19, 1990, as amended, between Allen Koranda and MAF Bancorp, failure to nominate Allen Koranda to the Board of Directors, if followed by his voluntary or involuntary termination, would obligate the Company to make certain payments to Allen Koranda under the terms of the agreement.

  In connection with the merger of Westco Bancorp, Inc. into MAF Bancorp on December 31, 1998, the Company entered into an employment agreement with David Burba, who previously served as Chairman and President of Westco Bancorp. Pursuant to the employment agreement, Mr. Burba was appointed to the Board of Directors of the Company and the Bank following the closing of the merger, and the agreement provides that he is to be nominated at the 1999 Annual Meeting of Shareholders to serve as a director of the Company for a three-year term of office. Failure to nominate David Burba to the Board of Directors at the Meeting, if followed by his voluntary or involuntary termination, would obligate the Company to make certain payments to David Burba under the terms of the agreement.

  Payments and other benefits due Allen Koranda and David Burba, are described in detail in "Employment and Special Termination Agreements."

Section 16(a) Beneficial Ownership Reporting Compliance

  Section 16(a) of the Exchange Act requires the Company's directors and executive officers, and persons who own more then ten percent of a registered class of the Company's equity securities, to file with the SEC initial reports of ownership and reports of changes in ownership of Common Stock and other equity securities of the Company. Officers, directors and greater than ten-percent shareholders are required by SEC regulation to furnish the Company with copies of all Section 16(a) forms they file. To the Company's knowledge during the year ended December 31, 1998, all Section 16(a) filing requirements were complied with, as they related to the Company's executive officers, directors and greater than ten percent beneficial owners.

                    PROPOSALS TO BE VOTED ON AT THE MEETING

                      PROPOSAL 1.  ELECTION OF DIRECTORS

  Pursuant to its bylaws, the number of directors of MAF Bancorp is set at twelve (12), unless otherwise designated by the Board. Following the merger of Westco Bancorp into MAF Bancorp on December 31, 1998, the Board increased the designated number of directors of the Company from ten (10) to eleven (11). At such time, David Burba, formerly the Chairman and President of Westco Bancorp,
was appointed as a director of the Company and the Bank.   Directors are
generally elected for staggered terms of three years each, with the term of office of only one of the three classes of directors expiring each year. Directors serve until their successors are elected and qualified. Each of the members of the Board of Directors of MAF Bancorp also presently serves as a director of the Bank.

  The four nominees being proposed for election at the Meeting to serve a three-year term of office are Allen Koranda, Robert Bowles, David Burba and Henry Smogolski. Each of the nominees currently serves as a director of the Company and the Bank.

  In the event that any nominee is unable to serve or declines to serve for any reason, it is intended that proxies will be voted for the election of the balance of those nominees named and for such other persons as may be designated by the present Board of Directors. The Board of Directors has no reason to believe that any of the persons named will be unable or unwilling to serve. Unless authority to vote for the directors is withheld, it is intended that the shares represented by the enclosed proxy card, if executed, will be voted FOR the election of each of the nominees.

  THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE ELECTION OF ALL NOMINEES NAMED IN THIS PROXY STATEMENT.


Information with respect to Nominees, Continuing Directors and Others

  The table beginning on the following page sets forth the names of nominees, continuing directors, and "Named Executive Officers," as defined in "Executive Compensation-Summary Compensation Table," their ages, a brief description of their recent business experience, including present occupations and employment, certain directorships held by each, the year in which each became a director of the Company, the year in which their term (or in the case of nominees, their proposed term) as director of the Company expires, and the amount of Common Stock and the percent thereof beneficially owned by each and all directors and executive officers as a group as of the Record Date.


Name and Principal Occupation               Director  of                       Shares of Common     Ownership
at Present and                              the Company    Expiration of      Stock Beneficially     Percent
for the Past Five Years                Age     Since      Term as Director       Owned (1)(2)        of Class
-----------------------                ---  ------------  ----------------  ----------------------  ----------
NOMINEES
--------
Allen H. Koranda.....................   53          1989              2002        1,028,620 (3)          4.16%
Chairman of the Board and Chief
Executive Officer of the Company
and the Bank.  Mr. Koranda is the
brother of Kenneth Koranda.

Robert Bowles, MD....................   52          1989              2002           55,590 (3)(4)       0.23
Associate Medical Director of the
Orlando (Florida) Health Care
Group.

David Burba..........................   51          1999              2002          320,337 (3)          1.31
Executive Vice President of the
Company and the Bank since January,
1999.  Former  Chairman and
President, Westco Bancorp, Inc.

Henry Smogolski......................   67          1996              2002          331,307 (3)(4)       1.36
Former Chairman of the Board
and Chief Executive Officer,
N.S. Bancorp, Inc.


CONTINUING DIRECTORS
--------------------

Joe F. Hanauer.........................  61         1990              2000          415,637(3)(4)        1.71
Principal of Combined Investments,
L.P.  Director and former Chairman
of the Board of Grubb and Ellis Co.

F. William Trescott....................  69         1989              2000           30,839(3)(4)        0.13
Assistant Superintendent of
Hinsdale Township High School
District 86, Hinsdale, Illinois until
his retirement in 1994.

Andrew J. Zych.........................  57         1996              2000          332,795(3)(4)        1.37
Former Director and Executive
Vice President, N.S. Bancorp, Inc.

Kenneth Koranda........................  49         1989              2001        1,125,912 (3)          4.54
President of the Company and the
Bank.  Mr. Koranda is the brother
of Allen H. Koranda.

Terry A. Ekl...........................  51         1995              2001           24,048(3)(4)        0.10
Partner in the law firm
of Connolly, Ekl &
Williams, P.C.

Name and Principal Occupation             Director of                       Shares of Common     Ownership
at Present and                            the Company   Expiration of      Stock Beneficially     Percent
for the Past Five Years              Age     Since     Term as Director       Owned (1)(2)        of Class
-------------------------------      ---  -----------  ----------------  ----------------------  ----------
CONTINUING DIRECTORS
(continued)

Lois B. Vasto......................   65      1989           2001            92,708 (3)(4)(5)        0.38%
Senior Vice President/Loan
Operations of the Company and
the Bank until her retirement in
January, 1997.  Ms. Vasto served
as a consultant to the Bank until
December 31, 1997.

Jerry A. Weberling.................   47      1998           2001           159,740 (3)(5)           0.66
Executive Vice President and
Chief Financial Officer of the
Company and the Bank.


NAMED EXECUTIVE
OFFICERS (who are not
directors)

Kenneth B. Rusdal..................   57       N/A            N/A            99,511 (3)              0.41
Senior Vice President-Operations
and Information Systems of the
Company and the Bank.

William Haider.....................   48       N/A            N/A            91,581 (3)              0.38
President-MAF Developments,
Inc., a wholly-owned subsidiary
of the Company.

Sharon Wheeler.....................   46       N/A            N/A           103,303 (3)              0.42
Senior Vice President-Residential
Lending of the Company and the
Bank.

Stock Ownership of all Directors                                          4,666,686(3)              18.06
and Executive Officers
as a Group (22 persons)

_________________________
(1) "Shares of Common Stock Beneficially Owned" includes: stock held in joint tenancy; stock owned as tenants in common; stock owned or held by a spouse or other member of the individual's household; stock allocated or purchased through an employee benefit plan of the Company or Bank; except when indicated by footnote, stock in which the individual either has or shares voting and/or investment power; and stock subject to options exercisable within sixty (60) days of March 10, 1999. Each person or relative of such person whose shares are included herein, exercises sole or shared voting and dispositive power as to the shares reported.
(2) All share and percentage amounts reflect the 3-for-2 stock split paid by the Company on July 10, 1998 to shareholders of record on June 18, 1998.
(3)  Includes 433,669, 506,248, 62,116, 58,268, 51,896 and 41,196 shares for
     Messrs. A. Koranda, K. Koranda, Weberling, Rusdal, Haider and Ms. Wheeler, respectively, which may be acquired pursuant to options granted, and exercisable within 60 days of March 10, 1999, under the MAF Bancorp, Inc. 1990 Incentive Stock Option

   (footnotes continued on next page)

    Plan and the MAF Bancorp, Inc. Amended and Restated 1993 Premium Price Stock Option Plan (the "Premium Plan"). Also includes 8,250, 138,562, 8,250, 8,250, 8,250, 8,250, 11,625 and 4,500 shares for Messrs. Bowles, Burba,
    Smogolski, Hanauer, Trescott, Zych, Ekl and Ms. Vasto, respectively, which may be acquired pursuant to options exercisable within 60 days of March 10, 1999 which were granted under the Premium Plan (and in the case of Mr. Burba, such total also includes exercisable options granted under the Westco Bancorp, Inc. 1992 Incentive Stock Option Plan). Total shares for all directors and executive officers includes 1,563,347 shares subject to options exercisable within 60 days of March 10, 1999, which were granted under these option plans.
(4) Excludes 329 unallocated shares held by the Mid America Bank Management Recognition and Retention Plans and Trusts (the "MRPs") which shares are reflected in the total stock ownership of directors and executive officers as a group. The voting of such shares is directed by the non-employee directors of the Bank. As a result of this shared voting authority, each non-employee director may be deemed to be the beneficial owner of all such shares.
(5) Excludes 57,861 shares held by the Mid America Bank Employees' Profit Sharing Plan which shares are reflected in the total stock ownership of directors and executive officers as a group. The voting and dispositive authority over such shares is directed by the trustees of the plan (Lois Vasto, Jerry Weberling and two other executive officers). As a result of this shared voting and dispositive authority, each trustee may be deemed to be the beneficial owner of all such shares.

Meetings of the Board and Committees of the Board

     During the year ended December 31, 1998, the Board of Directors of the Company held twelve regular meetings and two special meetings. During the year, all directors attended more than 75% of all regular and special Board meetings, and no director of the Company attended fewer than 75% of the aggregate number of total Board meetings held and total meetings of committees on which such director served, except Mr. Ekl. The Board of Directors of the Company and the Bank maintain a number of committees, certain of which are described below.

     The Executive Committee consists of Allen Koranda (Chairman), Kenneth Koranda and Lois Vasto. The Committee generally meets as needed and is charged with the responsibility of overseeing the business of the Company and the Bank. The Committee has the power to exercise most of the powers of the Board of Directors in the intervals between meetings of the Board. The Executive Committee met one time during 1998.

     The Audit Committee currently consists of F. William Trescott (Chairman), Joe F. Hanauer and Henry Smogolski. The Committee is responsible for oversight of the Company's accounting, reporting and financial controls practices and reports to the Board of Directors concerning audit activities and the results of examinations and any other related matters affecting the Company and the Bank. The Committee met four times during 1998.

     The Administrative/Compensation Committee, which currently consists of F. William Trescott (Chairman), Robert Bowles and Terry Ekl, is responsible for administering various benefit plans and for reviewing and making recommendations to the Board concerning compensation and other related benefit plans applicable to the Company's executive officers. The Committee met one time during 1998.

     The Nominating Committee consists of Allen Koranda, Robert Bowles and Lois Vasto. The Committee reviews any nominations to the Board of Directors made by shareholders and recommends to the Board of Directors the nominees to stand for election at the Company's annual meeting of shareholders. Any recommendations not selected for the Board of Directors' slate and other nominations must comply with the Company's bylaws with regard to a shareholder slate. The Company's bylaws provide procedures for shareholder nominations for director, as well as for any other proposals by shareholders of business to be brought before the meeting. See "Notice of Business to be Conducted at an Annual Meeting." The Nominating Committee met one time during 1998.

Directors' Compensation

     Directors' Fees. All directors receive annual directors fees of $15,600 ($16,800 beginning in January 1999) and directors who are not also officers received an additional fee of $400 for each Board meeting and annual meeting attended ($425 beginning in January 1999). Nicholas J. DiLorenzo, Sr., Richard Kallal, Jerry J. Krudl and Jerome Skrydlewski, former directors who are each presently serving as a director emeritus, are paid an annual retainer fee of $6,750 ($7,000 beginning in January 1999) plus $150 for each Board meeting they attend. Hugo Koranda, former Chairman of the Board of Directors of the Bank, who presently serves as Chairman Emeritus, is paid an annual retainer fee of $10,000 plus $150 for each Board meeting he attends.

     Directors' Deferred Compensation Plan. The Bank maintains the Mid America Bank Directors' Deferred Compensation Plan. Under the plan, directors may annually elect to defer up to 100% of their annual directors' fees. Directors may choose whether to have their deferred amounts earn interest at 130% of the Moody's Corporate Bond Rate, or invested in the Common Stock of MAF Bancorp. Generally, upon the later of termination of service or attaining the age of 65, directors are entitled to receive the deferred fees plus accrued interest, or in the case of amounts invested in Common Stock, the associated number of MAF Bancorp shares plus accrued dividends, in a lump sum or in installments over a period of time not to exceed fifteen years. Death benefits are provided to the beneficiaries of the plan participants. The amount of deferred directors' fees in 1998 is included in "Executive Compensation-Summary Compensation Table" for the individuals named therein. Each participant is entitled to direct the voting of shares purchased on his behalf. The number of MAF Bancorp shares purchased on behalf of directors through the plan is included in beneficial ownership shown in "Information with respect to Nominees, Continuing Directors and Others," for each director and for all directors and executive officers as a group.

     Health Insurance Plan. The Bank maintains a health insurance plan for its non-employee directors, under which directors electing to be covered under the plan must contribute certain amounts to receive coverage under the plan.

     Consulting Agreements. The Bank has entered into a consulting agreement with Nicholas J. DiLorenzo, Sr., who has had extensive experience with the Bank. Mr. DiLorenzo, who retired as a director of the Company and the Bank in April 1998, had served as a director of the Bank since 1969 and of the Company since 1989. Mr. DiLorenzo retired from the Bank in 1987, and had served in the capacities of Senior Vice President of the Bank since 1965 and President of Mid America Development Services, Inc., a wholly-owned subsidiary of the Bank, since 1978. The agreement provides that Mr. DiLorenzo is to render advisory and consulting services during the term of the agreement and particularly on matters regarding real estate development. Mr. DiLorenzo's two-year contract, which expires on October 31, 2000, provides for the payment of annual consulting fees totaling $40,000. In addition, the Bank provides Mr. DiLorenzo with the use of a Company automobile. Mr. DiLorenzo also serves as a director emeritus and is paid the same as the other former directors serving in such capacity as described in "Directors' Compensation-Directors' Fees."

     Option Plans. Certain directors of the Company participate in the MAF Bancorp, Inc. Amended and Restated 1993 Premium Price Stock Option Plan (the "Premium Plan"). Non-employee directors of the Company who have not previously participated in another option plan of the Company are entitled to receive an initial grant of 5,625 options under the Premium Plan when they become plan participants. In addition, all non-employee directors of the Company who become participants in the Premium Plan receive an annual grant of 2,250 options under the Premium Plan. All options granted to non-employee directors under the Premium Plan are granted at an exercise price of 110% of the fair market value of the Common Stock on the date of grant. As amended, non-employee directors are now eligible to also participate in the MAF Bancorp, Inc. 1990 Incentive Stock Option Plan (the "Incentive Plan"). To date, non-employee directors have not received any grants of options under the Incentive Plan.

Executive Compensation

     The report of the Compensation Committee and the stock performance graph shall not be deemed incorporated by reference by any general statement incorporating by reference this proxy statement into any filing under the Securities Act of 1933, as amended (the "Securities Act") or the Exchange Act, except to the extent that the Company specifically incorporates this information by reference, and shall not otherwise be deemed filed under such Acts.

     Compensation Committee Report. Under rules established by the Securities and Exchange Commission ("SEC"), the Company is required to provide certain data and information in regard to the compensation and benefits provided to the Company's Chief Executive Officer and other executive officers of the Company. The disclosure requirements for the Chief Executive Officer and other executive officers include the use of tables and a report explaining the rationale and considerations that led to fundamental executive compensation decisions affecting those individuals. In fulfillment of this requirement, the Administrative/Compensation Committee (the "Compensation Committee") has prepared the following report for inclusion in this proxy statement.

     The Compensation Committee is composed solely of independent outside directors. The entire Board has delegated to the committee the responsibility of assuring that the compensation of the Chief Executive Officer and other executive officers is consistent with the compensation strategy, competitive practices, the performance of the Company, and the requirements of appropriate regulatory agencies. Directors who do not sit on the Compensation Committee also participate in executive compensation matters through the review, discussion and ratification of Compensation Committee actions.

     Executive Compensation Philosophy. The Compensation Committee has the following goals for the compensation programs relating to the executives of the Company and the Bank:

* to provide motivation for the executives to enhance shareholder value by linking a significant portion of their compensation to the value of the Company's Common Stock;

* to retain the executive officers who have led the Company to high performance levels and allow the Company to attract high quality executives in the future by providing total compensation opportunities which are consistent with competitive norms of the industry and the Company's level of performance; and

* to maintain reasonable "fixed" compensation costs by targeting base salaries at competitive average to moderately above average levels.

     For purposes of determining the competitive compensation market for the Company's executives, the Committee has reviewed the compensation paid to top executives of thrifts and banks with total assets and performance results (return on equity) comparable to those of the Company. This information was generally derived from peer group data taken from the SNL Securities Executive Compensation Review which covers publicly-held thrifts (the "SNL Public Thrift Survey"). In reviewing peer group data, the Committee chose to use information contained in the SNL Public Thrift Survey because these institutions, similar to the Company, are all publicly-held thrifts or thrift holding companies and many, although not all, of these institutions are included in the peer group index used in the stock performance graph. In addition, the Compensation Committee reviewed the salary history and performance levels of each of the executive officers in determining appropriate compensation levels.

     In addition to the information cited above, the Compensation Committee, in making compensation decisions for 1998, considered the excellent earnings results over the past few years. The positive trend continued during 1998 as earnings per share increased to $1.67 per share in calendar 1998 (exclusive of a $.02 per share extraordinary charge for early repayment of debt) compared to $1.59 per share for calendar 1997 and $1.37 per share for calendar 1996 (exclusive of the SAIF recapitalization charge in 1996). In addition, the total return on MAF Bancorp Common Stock was 14% for calendar 1998, 54% for calendar 1997 and 43% for the six months ended December 31, 1996, increasing the Company's market capitalization to $662 million at December 31, 1998 compared to $531 million at December 31, 1997 and $365 million at December 31, 1996.

     During 1998, executive officers' compensation consisted principally of salary, annual incentive bonuses, long-term performance awards and stock option grants. The Committee believes the salaries are generally in the average range compared to other institutions of comparable asset size. The Committee pursues the goal of linking executive compensation to the Company's financial performance and stock price performance through awards under the Company's annual incentive plan, long-term incentive plan, incentive stock option plan and premium-price stock option plan. All awards under these plans are intended to motivate executives to take actions that will favorably impact the Company's long-term, as well as annual, profitability.

     Under the MAF Bancorp Executive Annual Incentive Plan (the "Annual Incentive Plan"), executives are classified into three groups, based on their relative position within the Company, with target annual bonuses (as a percentage of base salary) equal to 50%, 40% and 35%, respectively. Target bonuses are paid if targeted company net income goals established at the beginning of each fiscal year are met and if certain safety and soundness standards are maintained. Annual bonus awards can range from 0% to 150% of the target awards depending on how actual net income compares to the targeted company goal. Awards will be (1) 50% of the targeted awards if net income equals a threshold performance level (80% of targeted net income), (2) 150% of the targeted awards if net income equals a superior performance level (120% of targeted net income) or (3) 0% of the targeted awards if net income is below the threshold performance level or if certain safety and soundness standards are not maintained. A subjective analysis of an executive's individual performance can also increase or decrease his award opportunity, although for 1998, this was not used as a criteria in determining annual bonuses.

     Net income equaled approximately 105% of the 1998 targeted goal (which was adjusted for certain unusual transactions). As a result of this performance, and having met certain safety and soundness standards, annual bonuses equal to 56.6%, 56.6%, 45.3%, 45.3%, 39.6% and 39.6% of base salaries, were paid to
Messrs. A. Koranda, K. Koranda, Weberling, Rusdal, Haider and Ms. Wheeler, respectively.

     The MAF Bancorp Shareholder Value Long-Term Incentive Plan (the "Long-Term Incentive Plan") grants performance units to executives in target amounts equal to 25%, 20% and 17.5% of their base salaries, based on executives' respective classification in one of three groups. The value of performance units is determined at the end of a three-year period based on the stock price performance of

MAF Bancorp versus the S&P 500 Index. In order for the performance units to be worth their targeted value, the stock price performance of MAF Bancorp (including reinvested dividends) must be in the 60th percentile of the S&P 500 Index (target performance) at the end of the three-year measurement period. If the stock price performance ranks in the 50th percentile of the S&P 500 Index, the performance units will be worth 50% of their targeted value, while performance in the 90th percentile of the S&P 500 Index will result in the performance units being worth 200% of their targeted value. If the Company's stock price performance does not rank at least in the 50th percentile of the S&P 500 Index for the three-year measurement period, the performance units will have no value. Further, the plan will not be activated and the performance units will have no value (regardless of stock price performance relative to the S&P 500 Index) if MAF Bancorp's stock price performance does not exceed a certain minimum threshhold for the three-year period. The value of long-term performance units granted to executives on January 1, 1998 will be determined at the end of the three-year performance period ending on December 31, 2000, and cash payments equal to the value of the units will be made at that time.

     Long-term performance units granted on July 1, 1996 were valued at the end of their two and one-half year performance period on December 31, 1998 (shortened from the usual three-year performance period because of the fiscal year-end change to December which was effective on December 31, 1996). The total return on MAF Bancorp Common Stock (including reinvested dividends) was 149.7% during this performance period and ranked in the 85th percentile when compared to the S&P 500 Index.

     The Premium Plan provides for annual grants of options to executive officers in amounts equal to the value of 25%, 20% and 17.5% of base salaries, based on executives' respective classification in one of three groups (the present value of such options is to be determined based on an appropriate pricing model). The option awards to executive officers are to be granted at an exercise price equal to 133% of the fair market value of the Common Stock on the date of grant. Thus, executive officers will derive no financial benefit from the grant of premium options until such time as shareholders benefit from a 33% stock price increase.

     The MAF Bancorp, Inc. 1990 Incentive Stock Option Plan, as amended (the "Incentive Plan"), provides the Compensation Committee with the authority to grant discretionary option awards to executives, directors and employees at an exercise price of not less than 100% of the fair market value of the Common Stock on the date of grant. During 1998, the Company increased by 600,000 (split-adjusted) the number of shares which may be issued under the Incentive Plan. Discretionary awards of options to executive officers, including the Chief Executive Officer, during 1998 were based on a number of factors, including the Company's continued strong financial performance as described above and each executive officer's individual performance, level of responsibility and position within the Company.

     Chief Executive Officer. The Chief Executive Officer's compensation for 1998 consisted principally of the following components:

    * Salary
    * Incentive Bonus
    * Long-Term Performance Units
    * Stock Option Grants

     The Chief Executive Officer's total base compensation consists of a base salary and an annual retainer as a director of the Company and the Bank. The annual base salary effective January 1, 1998 was $290,000 and the annual director retainer was $15,600. The Chief Executive Officer's salary is comparatively average to lower than average in his peer group. The base salary increased 2.5% over the prior year, and the annual director retainer increased $600. The annual incentive bonus for 1998 was based on the Annual Incentive Plan described above.

     The target amount of long-term performance units granted to the Chief Executive Officer at the beginning of 1998 was equal to 25% of his prior year base salary. As discussed above, the value of these long-term performance units will be determined at the end of the three-year performance period ending on December 31, 2000. Cash payments under the Long-Term Incentive Plan were made to the Chief Executive Officer for 1998 based on performance units granted on July 1, 1996.

     During 1998, the Chief Executive Officer was granted 9,621 premium-price stock options, the present value of which on the date of grant was equal to 25% of his prior year base salary in accordance with the terms of the Premium Plan. He was also awarded a discretionary grant of 21,000 stock options under the Incentive Plan on the basis of the factors described above.

     Section 162(m). The Compensation Committee does not believe that the provisions of Section 162(m) of the Internal Revenue Code of 1986, as amended, relating to the deductibility of compensation paid to the Named Executive Officers, will limit the deductibility of the executive compensation currently expected to be paid by the Company. The Compensation Committee will continue to evaluate the impact, if any, of such provisions and take such actions as it deems appropriate.


                       Administrative/Compensation  Committee
                       --------------------------------------

      F. William Trescott (Chairman)       Robert Bowles, MD
      Terry Ekl

  Stock Performance Graph. The following graph shows a comparison of cumulative total shareholder return (including reinvested dividends) on the Company's Common Stock, with the cumulative total returns of both a broad-market index and a peer group index for the period June 30, 1993 through December 31, 1998. The broad-market index chosen was the Nasdaq Market Index and the peer group index chosen was the Media General Industry Group, which is comprised of savings and loan securities. The data was provided by Media General Financial Services. The shareholder returns are measured based on an assumed investment of $100 on July 1, 1993.

                    COMPARISON OF CUMULATIVE TOTAL RETURN
                   AMONG MAF BANCORP, INC., NASDAQ MARKET
                         INDEX AND PEER GROUP INDEX

                     6/30/93 6/30/94 6/30/95 6/28/96 12/31/96 12/31/97 12/31/98
                     ------- ------- ------- ------- -------- -------- --------
MAF Bancorp, Inc.    100.00  127.71  132.46  153.91   219.62   338.22   383.95
Peer Group Index     100.00  116.97  134.80  171.31   212.99   358.12   313.94
Nasdaq Market Index  100.00  109.66  128.61  161.89   174.18   213.06   300.51

A. The lines represent yearly index levels derived from compounded returns that include all dividends.
B. If the fiscal year end is not a trading day, the preceding day is used.
C. The Index level for all series was set to $100.00 on 6/30/93.

     Summary Compensation Table. The following table shows, for the years ended December 31, 1998 and 1997, and the six months ended December 31, 1996, the cash compensation paid, as well as certain other compensation paid or accrued for those periods, to the Chief Executive Officer and the other five highest paid executive officers ("Named Executive Officers") of the Company, who received salary and bonus in excess of $100,000 for the year ended December 31, 1998.
MAF Bancorp changed its fiscal year-end from June 30 to December 31, effective December 31, 1996.

                                                    Annual Compensation              Long Term Compensation
                                            ----------------------------------   ----------------------------------
                                                                                          Awards            Payouts
                                                                                 -------------------------  -------
                                                                    Other                     Securities
                                                                    Annual       Restricted   Underlying     LTIP       All Other
    Name and Principal                       Salary     Bonus       Compen-        Stock        Options/    Payouts    Compensation
         Position               Year(1)      ($)(2)     ($)(3)    sation($)(4)    Awards($)    SARs#(5)(7)    ($)       ($)(6)(7)
---------------------------   -----------   --------   --------   ------------   ----------   ------------  --------   ------------
Allen H. Koranda;                   1998    $305,320   $164,428             -            -       30,621     $120,120      $31,658
Chairman of the Board               1997     297,767    207,500             -            -       23,272      146,604       30,282
& Chief Executive Officer     7/96-12/96     144,993     95,840             -            -       36,549       66,229        8,499

Kenneth Koranda;                    1998     305,208    164,428             -            -       30,519      117,390       40,908
President and Director              1997     295,675    205,310             -            -       23,135      141,360       38,961
                              7/96-12/96     142,977     94,110             -            -       36,077       63,860        8,961

Jerry A. Weberling;                 1998     187,607     80,668             -            -       16,610       55,510       19,715
Executive Vice President and        1997     169,277     99,560             -            -       11,428       66,576       19,318
Chief Financial Officer       7/96-12/96      81,327     45,410             -            -       16,362       28,634        8,342

Kenneth B. Rusdal;                  1998     143,750     65,498             -            -       14,240       33,670       16,921
Senior Vice President -             1997     137,289     60,670             -            -        8,908       29,412       16,176
Operations and Information    7/96-12/96      65,837     27,680             -            -       11,464       12,669        8,149
Systems

William Haider;                     1998     122,784     49,028             -            -       11,784       28,756       16,623
President, MAF Develop-             1997     116,835     51,660             -            -        7,454       25,080       12,582
ments, Inc.                   7/96-12/96      55,894     23,520             -            -        9,464       10,094        8,804

Sharon Wheeler;                     1998     122,784     49,028             -            -       11,784       28,756       20,638
Senior Vice President -             1997     116,835     51,660             -            -        7,454       25,080       15,327
Residential Lending           7/96-12/96      55,894     23,520             -            -        9,464       10,094        9,647

--------------------
(1) As a result of the Company's change in fiscal year-end to December 31 from June 30 (effective December 31, 1996), information shown for the third reporting period is for the six months ended December 31, 1996.
(2) Includes amounts deferred under the Bank's deferred compensation plan and profit sharing/401(k) plan and includes directors' fees earned by Messrs.
     A. Koranda, K. Koranda and Weberling.
(3) Includes bonuses earned pursuant to the Bank's annual incentive plan, which bases bonuses upon a percentage of officers' salaries if the Bank meets certain performance goals.
(4) For the year ended December 31, 1998 and 1997, and the six months ended December 31, 1996, there were no (a) perquisites in excess of the lesser of $50,000, or 10% of the individual's total salary and bonus for the years;
     (b) payments of above-market preferential earnings on deferred compensation, except as disclosed in footnote (6); (c) payments of earnings with respect to long-term incentive plans prior to settlement or maturation; (d) tax payment reimbursements; or (e) preferential discounts on stock.
(5) Option grants listed in the table were made pursuant to the Incentive Plan and the Premium Plan. Options granted to the Named Executive Officers under both plans become exercisable at various dates as determined by the Administrative/Compensation Committee of the Board of Directors. Options awarded under the Premium Plan are granted at an exercise price equal to 133% of the fair market value of the Common Stock on the date of grant. Options awarded under the Incentive Plan are granted at an exercise price equal to 100% of the fair market value of the Common Stock on the date of grant. Options granted to Named Executive Officers

     (footnotes continued on next page)
    during the year ended December 31, 1998 have exercise prices of $23.46 per share (under the Incentive Plan) and $31.20 per share (under the Premium
    Plan). Options granted during the year ended December 31, 1997 have exercise prices of $15.22 per share (under the Incentive Plan) and $20.24 per share (under the Premium Plan). Options granted during the six months ended December 31, 1996 have exercise prices of $10.78 per share (under the Incentive Plan) and $14.33 per share (under the Premium Plan). Options granted include limited rights which are generally exercisable upon a change in control.
(6) Includes for the year ended December 31, 1998: (1) estimated contributions to the ESOP of 300 shares each for Messrs. A. Koranda, K. Koranda, Weberling, Rusdal, Haider and Ms. Wheeler, valued at the year-end stock price of $26.50 per share; (2) estimated contributions to the Bank's profit sharing plan, representing discretionary employer contributions, 401(k) employer-matching contributions and forfeiture allocations, of $6,170 each for Messrs. A. Koranda, K. Koranda, Weberling and Rusdal, $5,620 for Mr. Haider and $5,990 for Ms. Wheeler; and (3) contributions for foregone ESOP and profit sharing contributions made to the Bank's executive deferred compensation plan totaling $1,335 for Mr. Haider and $1,869 for Ms. Wheeler;
    (4) amounts accrued in the deferred compensation plan, relating to the excess of the plan's interest rates over 120% of the applicable federal long-term interest rates, of $17,538, $26,788, $5,595, $2,801, $1,718 and
    $4,829 for Messrs. A. Koranda, K. Koranda, Weberling, Rusdal, Haider and Ms. Wheeler, respectively.
(7) All share and share price disclosures reflect the 3-for-2 stock split paid by the Company on July 10, 1998 to shareholders of record on June 18, 1998.

Employment and Special Termination Agreements

     The Company and the Bank have entered into employment agreements with Allen Koranda, Kenneth Koranda, Jerry Weberling and the Company has entered into an employment agreement with David Burba. The Company and the Bank have also entered into special termination agreements with certain executive officers of the Company and the Bank, including Kenneth Rusdal, William Haider and Sharon Wheeler. Such employment and special termination agreements are designed to ensure that the Company and the Bank will be able to maintain a stable and experienced management base.

     Employment Agreements. The employment agreements with Messrs. A. Koranda,
K. Koranda and Weberling provide for three-year terms. Prior to each anniversary date, the Board of Directors of the Company or the Bank may extend the agreements for an additional year so that the remaining terms shall be approximately three years. The agreements provide for an annual base salary, which is reviewed annually, to be paid by the Bank, or the Company in lieu of the Bank, in an amount which is not less than that which was paid to each executive in 1990. In addition to base salary, each agreement provides, among other things, for participation in benefit plans and other fringe benefits applicable to executive officers.

     The agreements with Messrs. A. Koranda, K. Koranda and Weberling provide for termination by the Company and the Bank for "cause," as defined in the agreements, at any time. In the event the Company and the Bank choose to terminate an executive's employment for reasons other than as a result of a change in control (as defined in the agreements) and other than for cause, or in the event of an executive's resignation from the Company or the Bank upon (i) failure to re-elect or re-nominate executive to the executive's current offices;
(ii) a material lessening of the executive's functions, duties or responsibilities; (iii) a liquidation, dissolution, consolidation or merger in which the Company or the Bank is not the resulting entity; or (iv) a breach of the agreement by the Company or the Bank, the executive or, in the event of death, the executive's beneficiary, as the case may be, would be entitled to a payment equal to the greater of the amount payable to the executive for the remaining term of the agreement or three times the executive's average annual salary and Annual Incentive Plan bonus paid over the prior three years. The Company and the Bank would also continue the executive's life, health and disability coverage for thirty-six months or, if earlier, until the executive is employed by another employer. If termination results from a change in control of the Company or the Bank, as defined in the agreements, followed by the executive's subsequent termination of employment, the executive would be entitled to a termination payment equal to three times the executive's average annual salary and Annual Incentive Plan bonus paid over the prior three years (which would result in current payments of approximately $1,310,000, $1,293,000 and $725,000 for Messrs. A. Koranda, K. Koranda and
Weberling, respectively) and continued benefits as described above and certain benefits provided under the Bank's benefit plans.

     The employment agreement with Mr. Burba, effective in January 1999, was entered into in connection with the merger of Westco Bancorp, Inc. with MAF Bancorp, Inc. on December 31, 1998. The agreement, pursuant to which Mr. Burba serves as an Executive Vice President of the Company and the Bank, provides for a three-year term with an annual base salary of $205,000 and entitles Mr. Burba to participate in employee benefit plans of the Company and the Bank, including annual and long-term incentive programs, on the same basis as similarly-situated executives. The employment agreement provides for the payment of a $920,000 retention bonus to Mr. Burba in consideration of the termination of his employment agreements with Westco Bancorp, Inc. and First Federal Savings and Loan Association of Westchester and the waiver of the lump-sum severance payment of equal amount otherwise payable under these agreements. The retention bonus is payable in three installments between December 1998 and April 2000. The agreement with Mr. Burba provides for termination by the Company for "cause," as defined in the agreement, at any time. In the event Mr. Burba's employment is involuntarily terminated other than for cause, or Mr. Burba resigns due to a breach of the agreement by the Company or the Bank prior to the expiration of the three-year term, certain annual compensation payments and insurance benefits will be paid for the balance of the term.

     In connection with the employment agreement, the Company and Mr. Burba also entered into a non-competition agreement pursuant to which Mr. Burba has agreed that for a period of 24 months following his termination of employment, he will not, without the Company's prior consent, engage or participate in depository, lending or other financial services businesses in any community in which the Company or the Bank or any of their affiliates has a financial institution or branch or has sought regulatory approval to acquire or establish a financial institution or branch at the time of termination of employment, or in any community within a prescribed radius of any such institution or branch. The agreement also imposes confidentiality restrictions on Mr. Burba and restricts him from soliciting or encouraging employees of the Company or the Bank to terminate employment. As separate consideration for these restrictive covenants, the Company or the Bank will be obligated to make monthly payments of $15,000 to Mr. Burba during the 24-month period following his termination of employment. Such payments will be made to his beneficiary in the event of his death.

     Special Termination Agreements. The special termination agreements among the Company, the Bank and certain executive officers, including Kenneth Rusdal, William Haider and Sharon Wheeler provide for three-year terms. Prior to each anniversary date, the Board of Directors of the Company or the Bank may extend the agreements so that the remaining term shall be approximately three years. Each agreement provides that at any time following a change in control of the Company or the Bank, as defined in the agreements, if the Company or the Bank were to terminate the executive's employment for any reason other than "cause," as defined in the agreements, or if the executive were to elect to terminate his or her own employment following his or her demotion, loss of title, office or significant authority, a reduction in his or her compensation, or relocation of his or her principal place of employment, the executive would be entitled to receive a termination payment in an amount equal to three times his or her average annual salary and Annual Incentive Plan bonus paid over the three previous years of his or her employment (which would result in a current payment of approximately $531,000, $452,000 and $452,000 for Messrs. Rusdal, Haider and Ms. Wheeler, respectively).

  Payments upon a change in control under the employment agreements and special termination agreements could constitute excess parachute payments under Section 280G of the Internal Revenue Code (the "Code"), which may result in the imposition of an excise tax on the recipient and denial of the deduction for such excess amounts to the Company and the Bank. The agreements provide that benefits payable following a change in control will be reduced to an amount that would not constitute an excess parachute payment (as that term is defined in Section 280G of the Code) if the reduced amount is greater than the amount that would otherwise be received after payment of any excise tax.

Supplemental Executive Retirement Plan

  The Bank has a supplemental executive retirement plan ("SERP") for the purpose of providing certain retirement benefits to executive officers and other corporate officers approved by the Board of Directors. The annual retirement plan benefit under the SERP is calculated equal to 2% of final average salary times the years of service after 1994 ("Years of Service"). Ten additional Years of Service are credited to participants in the event of a change in control transaction, although in no event may total Years of Service exceed the lesser of 20 years or the Years of Service at age 65. The maximum annual retirement payment is equal to 40% of final average salary. Benefits are payable in various forms in the event of retirement, death, disability and separation from service, subject to certain conditions defined in the plan. The SERP also provides for certain death benefits to the extent such amounts exceed a participant's accrued benefit under the SERP at the time of death.

Option Plans

  The Company maintains the Incentive Plan which provides for discretionary stock option awards to officers, directors and employees as determined by the Compensation Committee. As of the Record Date, a total of 1,898,940 options have been granted under the Incentive Plan of which 1,499,628 remain outstanding. A total of 354,461 options remain to be issued under the Incentive Plan. The table on the following page lists all grants of options (and limited rights) under the Incentive Plan to the Named Executive Officers for the year ended December 31, 1998 and contains certain information about grant-date valuation of the options.

  The Company also maintains the Premium Plan which provides for stock option awards to officers, directors and employees as determined by the Compensation Committee. Under the Premium Plan, options are granted to executive officers at 133% of the fair market value of the Common Stock on the date of grant and are granted to non-employee directors at 110% of the fair market value of the Common Stock on the date of grant. Thus, no executive officer or director will derive any financial benefit from the grant of options under the Premium Plan until such time as shareholders have benefited from considerable stock price appreciation. As of the Record Date, a total of 502,149 options have been granted under the Premium Plan of which 464,633 remain outstanding. A total of 54,726 options remain to be issued under the Premium Plan. The table on the following page lists all grants of options (and limited rights) under the Premium Plan to the Named Executive Officers for the year ended December 31, 1998 and contains certain information about grant-date valuation of the options.

                     OPTIONS/SAR GRANTS IN LAST FISCAL YEAR
                     --------------------------------------

                               Individual Grants
                               -----------------

                         Number of
                        Securities       Percent of Total
                        Underlying         Options/SARs
                       Options/SARs         Granted to         Exercise or Base
                          Granted          Employees in             Price            Expiration          Grant Date
Name                     (#)(1)(4)         Fiscal Year        ($/Share)(1)(5)(6)      Date (7)      Present Value ($)(8)
--------------------   ------------      ----------------     ------------------     ----------     --------------------
Allen H. Koranda         21,000(2)             7.5%                 $23.46             1/2/08           $ 207,690
                          9,621(3)             3.4                   31.20             1/2/08              70,714
Kenneth Koranda          21,000(2)             7.5                   23.46             1/2/08             207,690
                          9,519(3)             3.4                   31.20             1/2/08              69,965
Jerry A. Weberling       12,000(2)             4.3                   23.46             1/2/08             118,680
                          4,610(3)             1.6                   31.20             1/2/08              33,884
Kenneth B. Rusdal        10,500(2)             3.7                   23.46             1/2/08             103,845
                          3,740(3)             1.3                   31.20             1/2/08              27,489
William Haider            9,000(2)             3.2                   23.46             1/2/08              89,010
                          2,784(3)             1.0                   31.20             1/2/08              20,462
Sharon Wheeler            9,000(2)             3.2                   23.46             1/2/08              89,010
                          2,784(3)             1.0                   31.20             1/2/08              20,462
---------------------------------

(1) All share and share price disclosures reflect the 3-for-2 stock split paid by the Company on July 10, 1998 to shareholders of record on June 18, 1998.
(2)  Represents options granted under the Incentive Plan.
(3)  Represents options granted under the Premium Plan.
(4) Options granted during 1998 under the Incentive Plan become exercisable in various installments between 2000-2005 with respect to Messrs. A. Koranda and K. Koranda, in various installments between 1998-2001 with respect to Mr. Weberling, and in various installments between 1998-2000 with respect to Messrs. Rusdal and Haider and Ms. Wheeler. To the extent not already exercisable, the options become exercisable upon a change in control, as defined in each of the plans. In addition, vesting of options may be accelerated by the Compensation Committee. Options granted during 1998 under the Premium Plan were immediately exercisable by the Named Executive Officers on the date of grant.
(5) The purchase price may be made in cash or in whole or in part through the surrender of previously-held shares of Common Stock at the fair market value of such shares on the date of exercise. The exercise price of stock options granted to the Named Executive Officers under the Incentive Plan and Premium Plan is equal to 100% and 133% , respectively, of the fair market value of the Common Stock on the date the options were granted.
(6) Options are subject to limited rights (SARs) pursuant to which limited rights may be exercised in the event of a change in control of the Company. Upon the exercise of a limited right, the optionee would receive a cash payment (or at the discretion of the Compensation Committee, a like payment of shares of Common Stock) equal to the difference between the exercise price of the related option and the fair market value of the underlying shares of Common Stock on the date the limited right is exercised, multiplied by the number of shares to which such limited rights are exercised.
(7)  The option term is ten years.
(8) The method used is a variation of the Black-Scholes option pricing model and reflects the following assumptions as of the date of grant: (a) fair market value of the Common Stock on the date of grant equal to $23.46 per share; (b) expected dividend yield on the Common Stock of 0.80%; (c) calculated volatility of the price of the Common Stock equal to 20.53%, determined based on the closing end-of-week stock prices for the most recent 104 weeks ending prior to the date of grant; and (d) a risk-free interest rate equal to 5.90%. The actual value, if any, an executive officer may realize will depend on the excess of the stock price over the exercise price on the date the option is exercised. There is no assurance that the value realized will be at or near the value estimated by the Black-Scholes model.

     The following table shows options exercised by the Named Executive Officers during the year ended December 31, 1998, including the aggregate value of such options realized on the date of exercise. In addition, the table provides certain information with respect to the number of shares of Common Stock represented by outstanding stock options held by the Named Executive Officers as of December 31, 1998. Also reported are the values for "in-the-money" options which represent the positive spread between the exercise price of any such existing stock options and the year-end price of the Common Stock.


            AGGREGATE OPTION/SAR EXERCISES IN LAST FISCAL YEAR AND
                       FISCAL YEAR-END OPTION/SAR VALUES
                       ---------------------------------



                                                             Number of Securities            Value of Unexercised in-the-
                                                            Underlying Unexercised              Money Options/SARs at
                                                            Options/SARs at Fiscal                 Fiscal Year-End
                      Shares Acquired                             Year-End(#)                           ($)(1)
                            On              Value          -------------------------         ----------------------------
Name                    Exercise(#)      Realized($)       Exercisable/Unexercisable         Exercisable/Unexercisable
----                    -----------      -----------       -------------------------         ----------------------------
Allen H. Koranda              --                --             493,594 / 31,050                 $10,554,914 / $177,182

Kenneth Koranda               --                --             491,173 / 31,050                  10,523,449 /  177,182

Jerry Weberling           43,764          $991,362              55,297 / 10,653                     651,377 /   32,385

Kenneth Rusdal            10,000           217,729              53,810 /  8,079                     804,843 /   24,560

William Haider             9,000           209,083              59,371 /  6,000                   1,012,868 /   18,240

Sharon Wheeler             9,900           229,783              58,471 /  6,000                     991,078 /   18,240

___________________________________
(1) Market value of underlying securities at December 31, 1998 ($26.50 per share) minus the exercise or base price per share.


Long-Term Incentive Plan

     The table on the following page provides certain information relating to performance units granted to the Named Executive Officers under the MAF Bancorp Shareholder Value Long-Term Incentive Plan during the year ended December 31, 1998. The value of the performance units, if any, is to be paid in cash to the recipient at the end of a three-year performance period. The value of the units is to be determined based on the stock price performance (including reinvested dividends) of MAF Bancorp, Inc. Common Stock relative to the S&P 500 Composite Index.

            LONG-TERM  INCENTIVE PLAN - AWARDS IN LAST FISCAL YEAR
            ------------------------------------------------------


                                       Performance           Estimated Future Payouts
                         Number of       or Other     Under Non-Stock Price Based Plans (1)
                          Shares,      Period Until   --------------------------------------
                      Units or Other    Maturation     Threshold        Target      Maximum
       Name             Rights (#)      or Payout       ($ or #)       ($ or #)     ($ or #)
------------------    ---------------  ------------     --------       --------    ---------

Allen H. Koranda             708         3  years        $35,400        $70,800     $141,600

Kenneth Koranda              700         3  years         35,000         70,000      140,000

Jerry A. Weberling           339         3  years         16,950         33,900       67,800

Kenneth B. Rusdal            275         3  years         13,750         27,500       55,000

William Haider               205         3  years         10,250         20,500       41,000

Sharon Wheeler               205         3  years         10,250         20,500       41,000
---------------------------

(1) The threshold, target and maximum payments are based on MAF Bancorp stock price appreciation (including reinvested dividends) ranking in the 50th, 60th and 90th percentile of the S&P 500 Index at the end of the three-year performance period. No payout is to be made if MAF Bancorp's stock price performance ranks below the 50th percentile at the end of the performance period or if MAF Bancorp's stock price performance for the three-year period is below a minimum threshold, regardless of stock price performance relative to the S&P 500 Index.


Transactions with Certain Related Persons

     Directors, officers and employees of the Company and its subsidiaries are eligible to apply for mortgage, home equity, home improvement, savings account, automobile and education loans. All loans to directors and executive officers are made in the ordinary course of business, do not involve more than the normal risk of collectibility and do not present any unfavorable features. These loans are made on substantially the same terms, including interest rates and collateral, as those prevailing at the same time for comparable transactions with unaffiliated persons. All loans to directors and executive officers are approved by the Board of Directors.

     On October 23, 1998, the Company purchased 66,460 shares of MAF Bancorp Common Stock from Allen Koranda, Chief Executive Officer of the Company, for $22.75 per share, or approximately $1.5 million, in a private transaction. The purchase price per share did not exceed the then-prevailing market price for the Common Stock and the transaction was consummated in accordance with terms approved by the disinterested members of the Board. The sale of shares was related to Mr. Koranda's marital dissolution agreement.

            PROPOSAL 2.  APPROVAL OF AN AMENDMENT TO THE COMPANY'S
                  CERTIFICATE OF INCORPORATION INCREASING THE
                  NUMBER OF AUTHORIZED SHARES OF COMMON STOCK


     At a meeting of the Board of Directors held on February 23, 1999, the Board of Directors unanimously approved and agreed to recommend to the Company's shareholders that they approve the adoption of an amendment to the Company's Certificate of Incorporation that would increase the number of authorized shares of Common Stock from the 40,000,000 shares presently authorized to 80,000,000 shares. The par value of the Common Stock and Preferred Stock will remain $.01 per share. The Amendment is subject to the approval of shareholders of MAF Bancorp. The Board of Directors believes that this proposal is in the best interests of the Company and its shareholders and recommends a vote FOR the proposed Amendment.

     As approved by the Board, subject to shareholder approval at the Meeting, the amended Paragraph A of Article FOURTH of MAF Bancorp's Certificate of Incorporation would read as follows:

     "A. The total number of shares of all classes of stock which the Corporation shall have authority to issue is eighty-five million (85,000,000) consisting of:

          (a) five million (5,000,000) shares of Preferred Stock, par value one cent ($.01) per share (the "Preferred Stock"); and

          (b) eighty million (80,000,000) shares of Common Stock, par value one cent ($.01) per share (the "Common Stock")."

Purpose of Amendment

     The Certificate of Incorporation currently authorizes the issuance of up to 40,000,000 shares of Common Stock and 5,000,000 shares of Preferred Stock. As of the Record Date, the Company had 24,281,651 shares of Common Stock outstanding and 2,580,241 shares of Common Stock reserved for issuance to current or former directors, officers and employees (including former directors, officers and employees of Westco Bancorp, Inc.) under various compensation and benefit plans, with the remaining 13,138,108 shares of Common Stock being authorized, unissued and unreserved shares available for other corporate purposes. While the Company currently does not have any specific commitments or agreements to issue or reserve additional shares of Common Stock (other than pursuant to various compensation and benefit plans), the Board of Directors considers the proposed increase in the number of authorized shares desirable because it would give the Board the necessary flexibility to issue Common Stock in connection with stock dividends and splits, acquisitions, financings, employee benefits and for other general corporate purposes. Without an increase in the number of authorized shares of Common Stock, the number of available shares for issuance may be insufficient to consummate one or more of the above transactions.

     The Company has a history of issuing Common Stock in connection with stock splits and stock dividends. The Company declared three-for-two stock splits in 1993, 1997 and 1998, and declared a 10% stock dividend in 1995. In addition, the Company has issued Common Stock in connection with two merger transactions in the past three years. Approving an increase in the number of authorized shares at this time would also avoid the additional expense and delay incidental to obtaining shareholder approval of an amendment to the Certificate of Incorporation increasing the number of authorized shares at the time of a transaction of the type described above, unless shareholder approval is otherwise required for a particular issuance by applicable law. The proposed Amendment to the Certificate of Incorporation would increase the authorized, unissued and unreserved Common Stock remaining available for issuance from 13,138,108 to 53,138,108 shares.

     Authorized, unissued and unreserved Common Stock may be issued from time to time for any proper purpose without further action of the shareholders, except as required by the Certificate of Incorporation, applicable law or the listing requirements of the Nasdaq National Market, on which the Common Stock is listed. Delaware law requires that an amendment to the Certificate of Incorporation be approved by a majority of the outstanding shares of Common Stock.

     Each share of Common Stock authorized for issuance has the same rights and is identical in all respects with each other share of Common Stock. Newly authorized shares of Common Stock will not affect the rights, such as voting and liquidation rights, of the shares of Common Stock currently outstanding. Shareholders will not have preemptive rights to purchase any subsequently issued shares of Common Stock.

     The ability of the Board of Directors to issue additional shares of Common Stock without additional shareholder approval may be deemed to have an anti-takeover effect, since unissued and unreserved shares of Common Stock could be issued by the Board of Directors in circumstances that may have the effect of deterring takeover bids. The Board of Directors does not intend to issue any additional shares of Common Stock except on terms which it deems to be in the best interests of the Company and its shareholders.

     Unless marked to the contrary, the shares represented by the enclosed proxy card, if executed, will be voted FOR the approval of the Amendment to the Certificate of Incorporation to increase the number of authorized shares of Common Stock from 40,000,000 shares to 80,000,000 shares.

     THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE APPROVAL OF AN AMENDMENT TO THE CERTIFICATE OF INCORPORATION INCREASING THE NUMBER OF AUTHORIZED SHARES OF COMMON STOCK.

                   PROPOSAL 3.  RATIFICATION OF APPOINTMENT
                            OF INDEPENDENT AUDITORS


     The Company's independent auditors for the year ended December 31, 1998 were KPMG LLP. The Board of Directors has reappointed KPMG LLP to continue as independent auditors for the Company and its affiliates, including the Bank, for the year ending December 31, 1999 subject to ratification of such appointment by the shareholders. Representatives of KPMG LLP are expected to attend the Meeting. They will be given an opportunity to make a statement if they desire to do so and will be available to respond to appropriate questions from shareholders present at the Meeting.

     Unless marked to the contrary, the shares represented by the enclosed proxy card, if executed, will be voted FOR ratification of the appointment of KPMG LLP as the independent auditors of the Company for the year ending December 31, 1999.

     THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR RATIFICATION OF THE APPOINTMENT OF KPMG LLP AS THE INDEPENDENT AUDITORS OF THE COMPANY FOR THE YEAR ENDING DECEMBER 31, 1999.

Shareholder Proposals

     To be considered for inclusion in the proxy statement and proxy relating to the annual meeting of shareholders to be held in 2000, a shareholder proposal must be received by the Corporate Secretary of the Company at the address set forth on the first page of this Proxy Statement, no later than November 25, 1999. If such annual meeting is held on a date more than 30 calendar days from April 28, 2000, a shareholder proposal must be received by a reasonable time before the proxy solicitation for such annual meeting is made. Any such proposal will be subject to 17 C.F.R. Section 240.14a-8 of the Rules and Regulations of the SEC.

Notice of Business to be Conducted at an Annual Meeting

     The bylaws of the Company provide an advance notice procedure for certain business to be brought before an annual meeting. In order for a shareholder to properly bring business before the 2000 Annual Meeting, the shareholder must give written notice to the Corporate Secretary of the Company at the address on the front page of this Proxy Statement not less than thirty (30) days before the time originally fixed for such meeting; provided, however, that in the event the Company gives less than forty (40) days notice or prior public disclosure of the date of the 2000 Annual Meeting, notice by the shareholder to be timely must be received not later than the close of business on the tenth day following the day on which such notice of the date of the meeting was mailed or such public disclosure was made. The notice must include the shareholder's name and address, as it appears on the Company's record of shareholders, a brief description of the proposed business, the reason for conducting such business at the annual meeting, the class and number of shares of the Company's capital stock that are beneficially owned by such shareholder and any material interest of such shareholder in the proposed business. In the case of nominations to the Board, certain information regarding the nominee must be provided. The shareholder's notice of nomination must contain all information relating to the nominee which is required to be disclosed by the Company's bylaws and by the Exchange Act. These procedures apply to any matter that a shareholder wishes to raise at the 2000 Annual Meeting, including those matters raised other than pursuant to 17 C.F.R. Section 240.14a-8 of the Rules and Regulations of the SEC. Nothing in this paragraph shall be deemed to require the Company to include in its proxy statement and proxy relating to the 2000 Annual Meeting any shareholder proposal which does not meet all of the requirements for inclusion established by the SEC in effect at the time such proposal is received.

Other Matters Which May Properly Come Before the Meeting

     The Board of Directors knows of no business which will be presented for consideration at the Meeting other than as stated in the Notice of Annual Meeting of Shareholders. If, however, other matters are properly brought before the Meeting, it is the intention of the persons named in the accompanying proxy to vote the shares represented thereby on such matters, to the extent legally permissible, in accordance with their best judgment.

     Whether or not you intend to be present at the Meeting, you are urged to return your proxy card promptly. If you are present at the Meeting and wish to vote your shares in person, your proxy may be revoked by voting at the Meeting. However, if you are a shareholder whose shares are not registered in your own name, you will need additional documentation from your record holder to vote personally at the Meeting.


                                    By Order of the Board of Directors


                                    /s/ Carolyn Pihera
                                    Carolyn Pihera
                                    Corporate Secretary


Clarendon Hills, Illinois
March 24, 1999



     YOU ARE CORDIALLY INVITED TO ATTEND THE MEETING IN PERSON. WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING, YOU ARE REQUESTED TO SIGN AND PROMPTLY RETURN THE ACCOMPANYING PROXY CARD IN THE ENCLOSED POSTAGE-PAID ENVELOPE.

REVOCABLE PROXY
                               MAF BANCORP, INC.
         55th Street & Holmes Avenue, Clarendon Hills, Illinois 60514
                                (630) 325-7300

                        ANNUAL MEETING OF SHAREHOLDERS
                          April 28, 1999, 10:00 a.m.

 The undersigned hereby appoints the Board of Directors of MAF Bancorp, Inc. ("MAF Bancorp"), each with full power of substitution, to act as proxies for the undersigned, and to vote all shares of common stock of MAF Bancorp which the undersigned is entitled to vote only at the Annual Meeting of Shareholders (the "Annual Meeting"), to be held on Wednesday, April 28, 1999, at 10:00 a.m., local time, at Marie's Ashton Place, 341 W. 75th Street, Willowbrook, Illinois 60514, and at any and all adjournments thereof, as marked on the reverse side.

 This proxy is revocable and will be voted as directed, but if no instructions are specified, this proxy will be voted FOR each of the proposals listed. If any other business is presented at the Annual Meeting, including whether or not to adjourn the meeting, this proxy will be voted, to the extent legally permissible, by those named in this proxy in their best judgment. At the present time, the Board of Directors knows of no other business to be presented at the Annual Meeting.

 The undersigned hereby acknowledges receipt from MAF Bancorp prior to the execution of this proxy of a Notice of Annual Meeting of Shareholders and of a proxy statement dated March 24, 1999, and the 1998 Annual Report to Shareholders.

  (Please mark this proxy and sign and date it on the reverse side hereof and return it in the enclosed envelope.)

                 (Continued and to be signed on reverse side.)

-------------------------------------------------------------------------------

                               MAF BANCORP, INC.
   PLEASE MARK VOTE IN OVAL IN THE FOLLOWING MANNER USING DARK INK ONLY. [X]

 THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" EACH OF THE LISTED PROPOSALS.

1. The Election of Directors for terms of three years each: Allen H. Koranda, Robert Bowles, David Burba and Henry Smogolski

  (To withhold authority to vote for an individual nominee, write that nominee's name on the line provided below).

  ------------------

  For All [_]    Withhold All [_]   For All Except [_]


2. The approval of an amendment to the Company's Certificate of Incorporation increasing the number of authorized shares of common stock from 40,000,000 to 80,000,000 shares.

   For [_]   Against  [_]   Abstain [_]

3. The ratification of the appointment of KPMG LLP as independent auditors of MAF Bancorp, Inc. for the year ending December 31, 1999.

   For [_]   Against  [_]   Abstain [_]


THIS PROXY IS SOLICITED BY THE BOARD OF DIRECTORS.



                                       Dated: __________________________, 1999

                                       _______________________________________
                                               Signature of Shareholder

                                       _______________________________________
                                               Signature of Shareholder

                                       Please sign exactly as your name appears on this card (do not print). Please indicate any change in address. When shares are held by joint tenants, both should sign, but only one signature is required. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such.

PLEASE MARK, DATE, SIGN AND RETURN THIS PROXY.
-------------------------------------------------------------------------------